PROSPECTUS SUPPLEMENT NO. 1	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-142684
(TO PROSPECTUS DATED JUNE 19, 2007)

ZI CORPORATION

5,486,380 Common Shares

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This prospectus supplement supplements and amends the prospectus dated June 19, 2007 relating to the resale by certain shareholders of 5,486,380 shares of the common shares of Zi Corporation.  Zi Corporation is referred to in this prospectus supplement as “we.”

This prospectus supplement should be read in conjunction with the prospectus dated June 19, 2007, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except that where the name of a selling shareholder identified in the table below also appears in the selling shareholder table in the prospectus, the information set forth in the table below regarding that selling shareholder supersedes the information in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

We are filing this prospectus supplement to reflect the assignment by Midtown Partners & Co., LLC to six persons of 218,672 of our common share purchase warrants.

The table appearing under the caption “Selling Shareholders” on pages 21-23 of the prospectus is hereby amended by updating the entry for Midtown Partners & Co., LLC and the corresponding footnote (5) as set forth below, and by removing the previously corresponding footnote (6).

The table appearing under the caption “Selling Shareholders” on pages 21-23 of the prospectus is hereby further amended and supplemented by adding Apogee Financial Investments, Inc., Richard Henri Kreger, RHK Midtown Partners LLC, Ariel Imas, Braden Anthony Ferrari, and Bruce Jordan as selling shareholders, together with footnotes (6), (7), (8) and (9), as set forth below:

	Shares Beneficially Owned Prior to the Offering		Number of Shares Being	Shares Beneficially Owned After the Offering

Name	Number	Percent	Offered	Number	Percent
Midtown Partners & Co., LLC (5) 4902 Eisenhower Blvd., Suite 185 Tampa, FL 33634	49,698	*	49,698	0	0%

Apogee Financial Investments, Inc. (6) 4218 West Linebaugh Avenue Tampa, FL 33624	51,388(7)	*	51,388	0	0%

Richard Henri Kreger (8)(9) 134 Lords Highway Weston, CT 06883	98,402(7)	*	98,402	0	0%

RHK Midtown Partners LLC (8)(9) 134 Lords Highway Weston, CT 06883	31,489(7)	*	31,489	0	0%

Ariel Imas (8) 355 South End Avenue, Apt. 32M New York, NY 10280	15,744(7)	*	15,744	0	0%

Braden Anthony Ferrari (8) 32 West 40th Street, Apt. 4L New York, NY 10018	11,808(7)	*	11,808	0	0%

Bruce Jordan (8) 7491 Estrella Circle Boca Raton, FL 33433	9,841(7)	*	9,841	0	0%

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* Represents less than one percent (1%)

(5)

Midtown Partners & Co., LLC (“Midtown") is a registered broker-dealer with the Financial Industry Regulatory Authority and it served as our placement agent in the private placement that closed on March 28, 2007, and Midtown will continue to be paid certain commissions by us upon the exercise of warrants held by certain selling shareholders pursuant to the terms and conditions of the placement agent agreement dated February 23, 2007 entered into by Midtown and us, which was filed on May 7, 2007 as an exhibit to the registration statement of which this prospectus supplement and the prospectus are a part.  Midtown is a wholly-owned subsidiary of Apogee Financial Investments, Inc.

(6)

Apogee Financial Investments, Inc. is the parent company of Midtown.

(7)

Represents common shares underlying warrants.

(8)

Selling shareholder is an affiliate of Midtown, which is a wholly-owned subsidiary of Apogee Financial Investments, Inc.  As discussed in note (5) above, Midtown is a registered broker-dealer.  The selling shareholder was assigned the warrants in the ordinary course of business and, at the time of assignment, had no agreements or understandings, directly or indirectly, with any person to distribute the common shares underlying the warrants.

(9)

Richard Henri Kreger and RHK Midtown Partners LLC are affiliates of each other due to Mr. Kreger’s status as a control person of RHK Midtown Partners LLC.

The information contained in this prospectus supplement relating to Apogee Financial Investments, Inc., Richard Henri Kreger, RHK Midtown Partners LLC, Ariel Imas, Braden Anthony Ferrari, and Bruce Jordan is based on information provided to us by those individuals as of November 6, 2007, prior to their offering of any securities pursuant to this prospectus.

The applicable ownership percentages shown above for Midtown, Apogee Financial Investments, Inc., Richard Henri Kreger, RHK Midtown Partners LLC, Ariel Imas, Braden Anthony Ferrari, and Bruce Jordan are based on an aggregate of 50,557,957 shares of our common shares issued and outstanding on September 30, 2007.

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Investing in our common shares involves risks. Please carefully consider the “Risk Factors” beginning on page 4 of the prospectus dated June 19, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 23, 2008.